As filed with the Securities and Exchange Commission on January 28, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORACLE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-2185193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Oracle Parkway

Redwood City, California 94065

(Address of Principal Executive Offices, Including Zip Code)

Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan

Art Technology Group, Inc. Amended and Restated 1996 Stock Option Plan

Art Technology Group, Inc./Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan

(Full title of the plan)

Dorian Daley

Senior Vice President, General Counsel & Secretary

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(Name and address of agent for service)

(650) 506-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, under the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (1)	388,313,015	$32.19 (4)	$12,499,795,953	$1,451,226
Common Stock, par value $0.01 per share, under the Art Technology Group plans (2)	1,856,837	$21.32 (5)	$39,587,765	$4,596
TOTAL	390,169,852			$1,455,822

(1)	This registration statement (the “Registration Statement”) registers the issuance of the increase in the number shares of the common stock of Oracle Corporation (the “Registrant”), par value $0.01 (the “Common Stock”), that may be granted under the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan as approved by Registrant’s stockholders on October 6, 2010.

(2)	This Registration Statement also registers the issuance of Common Stock issuable pursuant to equity awards assumed by Registrant as a result of the consummation on January 5, 2011 of the transaction contemplated by the Agreement and Plan of Merger dated as of November 2, 2010, by and among the Registrant, Amsterdam Acquisition Sub Corporation, and Art Technology Group, Inc. The Registrant assumed the outstanding restricted stock unit awards and outstanding options of Art Technology Group, Inc. issued under the Art Technology Group, Inc. Amended and Restated 1996 Stock Option Plan and the Art Technology Group, Inc./Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan.

(3)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(4)	The proposed maximum offering price per share is based on the average of the high and low per share prices of the Common Stock as reported on the Nasdaq Global Select Market on January 25, 2011 in accordance with Rule 457(h).

(5)	The proposed maximum offering price per share is based on (a) $16.31, the weighted average exercise price per share of outstanding options to purchase 1,270,927 shares of Common Stock and (b) with respect to 585,910 shares of Common Stock subject to restricted stock units, the average of the high and low per share prices of the Common Stock as reported on the Nasdaq Global Select Market on January 25, 2011 in accordance with Rule 457(h)(1) and Rule 457(c) promulgated under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed with the Commission on July 1, 2010 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2010 filed with the Commission on September 20, 2010 pursuant to Section 13 of the Exchange Act, as amended by Form 10-Q/A filed with the Commission on September 29, 2010, and the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2010 filed with the Commission on December 21, 2010 pursuant to Section 13 of the Exchange Act.

3. Each of the Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the Exchange Act on June 4, 2010, June 24, 2010, July 15, 2010, September 8, 2010, September 16, 2010, October 13, 2010 and December 16, 2010 in each case only to the extent filed and not furnished.

4. The description of the Registrant’s Common Stock included in the Registrant’s registration statement on pages 101 through 102 of Form S-4, as amended (Reg. No. 333-129139), filed with the Commission on December 29, 2005, and the description of the Rights included in the registration statements of Oracle Systems Corporation on Form 8-A (as amended) filed on December 10, 1990, January 24, 1994, March 31, 1998 and March 22, 1999, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Dorian Daley, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is Senior Vice President, General Counsel and Secretary of the Registrant and holds Common Stock of the Registrant and employee stock options to purchase Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent it determines that such insurance is reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors and officers.

The Registrant has entered into indemnification agreements with its directors and a number of its officers containing provisions which provide for the indemnification of such directors or officers, as applicable, to the fullest extent permitted by Delaware law.

The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Signature Page)

99.1	Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (incorporated by reference herein to Exhibit 10.30 of Oracle Corporation’s Current Report on Form 8-K filed with the Commission on October 13, 2010)

99.2	Art Technology Group, Inc. Amended and Restated 1996 Stock Option Plan (incorporated by reference herein to Exhibit 10.1 of Art Technology Group, Inc.’s Annual Report on Form 10-K filed with the Commission on March 2, 2009)

99.3	Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference herein to Exhibit 99.3 of Art Technology Group, Inc.’s Current Report on Form 8-K filed with the Commission on April 25, 2007)

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 28th day of January, 2011.

ORACLE CORPORATION

By:	/s/ DORIAN DALEY
Name:	Dorian Daley
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Safra A. Catz and Dorian Daley, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAWRENCE J. ELLISON Lawrence J. Ellison	Chief Executive Officer and Director (Principal Executive Officer)	January 28, 2011

/s/ JEFF EPSTEIN	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 28, 2011
Jeff Epstein

/s/ WILLIAM COREY WEST William Corey West	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	January 28, 2011

/s/ JEFFREY O. HENLEY Jeffrey O. Henley	Chairman of the Board of Directors	January 28, 2011

/s/ JEFFREY S. BERG Jeffrey S. Berg	Director	January 28, 2011

/s/ H. RAYMOND BINGHAM H. Raymond Bingham	Director	January 28, 2011

/s/ MICHAEL J. BOSKIN Michael J. Boskin	Director	January 28, 2011

/s/ SAFRA A. CATZ Safra A. Catz	President and Director	January 28, 2011

/s/ BRUCE R. CHIZEN Bruce R. Chizen	Director	January 28, 2011

/s/ GEORGE H. CONRADES George H. Conrades	Director	January 28, 2011

/s/ HECTOR GARCIA-MOLINA Hector Garcia-Molina	Director	January 28, 2011

/s/ MARK V. HURD Mark V. Hurd	President and Director	January 28, 2011

/s/ DONALD L. LUCAS Donald L. Lucas	Director	January 28, 2011

/s/ NAOMI O. SELIGMAN Naomi O. Seligman	Director	January 28, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Signature Page)

99.1	Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (incorporated by reference herein to Exhibit 10.30 of Oracle Corporation’s Current Report on Form 8-K filed with the Commission on October 13, 2010)

99.2	Art Technology Group, Inc. Amended and Restated 1996 Stock Option Plan (incorporated by reference herein to Exhibit 10.1 of Art Technology Group, Inc.’s Annual Report on Form 10-K filed with the Commission on March 2, 2009)

99.3	Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan (incorporated by reference herein to Exhibit 99.3 of Art Technology Group, Inc.’s Current Report on Form 8-K filed with the Commission on April 25, 2007)